Exhibit 10.1
TRM AND eFUNDS
SETTLEMENT TERM SHEET
TRM and eFunds have agreed in principle as follows:

•	TRM will pay eFunds $2,500,000 together with any current outstanding accounts receivable, upon the execution of a mutually acceptable Settlement and Release Agreement (“Agreement”) between the parties. For the purpose of clarity, $800,000 of this payment will be to settle eFunds’ outstanding receivables for 2006, with the balance applied to 2007. The Agreement, including but not limited to the termination of the MSA, is contingent upon and shall become effective on eFunds’ receipt of this payment.

•	TRM will fully release all claims, demands and potential actions with respect to eFunds’ demands for payment of the 2005 Annual Minimum and the 2006 Annual Minimum. TRM has previously claimed set off and counterclaims for these amounts in excess of approximately $597,000 for the 2005 Annual Minimum and $857,000 for 2006.[1]

•	eFunds and TRM will fully release each other from any claims that they may have against each other under the MSA.

•	The parties will agree to terminate the MSA.

•	TRM and eFunds will work, in good faith, to produce an orderly transition plan whereby TRM will assume, either directly or through an alternative outsource provider, all of the Managed Services currently being performed by eFunds under the MSA. Assuming that a prompt resolution can be achieved, TRM agrees that this transition shall be completed no later than March 31, 2008 (the “Transition Date”).

•	During the transition described in the immediately preceding paragraph, TRM shall continue to pay eFunds for any services actually performed by eFunds for TRM at the prices currently being charged and in the same manner as set forth in the MSA. eFunds shall perform all services in good faith and at a level that is currently being provided by eFunds.

•	In consideration for the payment of $2,500,000 and other terms and conditions herein, eFunds will provide Processing Services as follows:
(a)	Term. For four years, commencing December 1, 2007 and ending November 30, 2011.

(b)	TRM shall pay eFunds $0.0300 per Transaction processed. This amount includes transaction costs and dial up service, but does not include sponsorship or leased lines, which will be billed separately to TRM.

[1]	All capitalized terms not specifically defined herein shall have the same meaning as set forth in the MSA.

(c)	eFunds Processing Services shall be consistent with the Service Levels required at present by the MSA, but eFunds shall provide:
(i)	Terminal IDs. eFunds will provide terminal IDs and will activate terminals on a daily (business day) basis. Requests for “SOLD” machines that are received by 11:00 AM (CST) will be activated with the next business day’s scheduled roll-in (2:00 AM — CST). Requests for “PLACED/MANAGED” machines that are received by 11:00 AM (CST) on Mondays will be included in the scheduled Thursday roll-in (2:00 AM — CST) and requests received by 11:00 AM (CST) on Wednesdays will be included in the scheduled Monday roll-in (2:00 AM - CST). Roll-ins are not performed on holidays or designated system “RED” days.

(ii)	On all merchant owned machines processed through eFunds, eFunds will charge such merchants any and all Reg E fees incurred through those machines directly through such merchants settlement accounts, provided such accounts are still accurate and valid. To the extent such account information is no longer valid or if such account is no longer active, or with respect to any TRM owned machines, any Reg E fees incurred shall be chargeable directly to TRM and it will be up to TRM to recoup such fees from such merchants.

(iii)	Interchange payment. eFunds will work in good faith with TRM to consider a processing change that would permit payment of interchange fees through eFunds (to permit better auditing of the fees).
(d)	Preferred Provider. Provided that eFunds maintains Processing Services in accord with the Service Levels now in the MSA, TRM shall not move any ATMs that are currently processing with eFunds to another Processor. TRM shall use eFunds as a service provider, pursuant to the terms of this agreement for all future acquired ATMs, provided that TRM is contractually permitted to do so and consistent with heritage relationships associated with such machines. Additionally, eFunds shall have a right of first refusal as to ATMs presently under contract to other service providers when that contract is expiring and/or subject to renewal.

(e)	Volume. TRM shall use its best commercial efforts to achieve a dollar value of Processing Services of at least $1,000,000 (“Volume Amount”) for each of the four years of the Term. This figure is based on current number of transaction volume. For each month in the term, the Volume Amount may be adjusted downward in proportion to any decrease in volume based on a 6-month rolling average.

•	Notwithstanding the foregoing, eFunds shall continue to remit to TRM all net revenue generated by the PetroCan agreement as set forth in the Purchase Agreement for the remainder of the existing term of such agreement.

•	eFunds shall maintain all records relating to TRM and its customers regarding ATM transaction levels, residual payments, customer accounts, and customer complaints for 4 years from the date of any Settlement and Release Agreement.

Dated this 17th day of December, 2007.

TRM Corporation
By	/s/ Richard Stern
Richard Stern
President and CEO

     Dated this 18th day of December, 2007

EFD | eFUNDS CORPORATION
By	/s/ Gary Norcross
Gary Norcross
President and Chief Operations Officer, Transaction Processing Services Fidelity National Information Services